UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 7, 2007

NAVTEQ CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21323	77-0170321
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

222 Merchandise Mart, Suite 900

Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

(312) 894-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2007, Mr. Neil T. Smith announced his intention to retire as Vice President, Corporate Controller of NAVTEQ Corporation (the “Company”), in which capacity he serves as the principal accounting officer of the Company, effective June 30, 2007.  Mr. Smith first joined the Company as Vice President, Corporate Controller in 2001.

At the same time, the Company announced that Mr. James D. Murphy, the Company’s Director of Corporate Financial Reporting, will become the Company’s Vice President, Corporate Controller and will serve as the Company’s principal accounting officer effective upon the effective date of Mr. Smith’s retirement.  Mr. Murphy has served as the Company’s Director of Corporate Financial Reporting since he first joined the Company in January 2004.  Prior to joining the Company, Mr. Murphy served as the Director of Financial Reporting of Allscripts Healthcare Solutions, Inc., a software development company, from August 2001 to November 2003.  Mr. Murphy holds an M.B.A. from DePaul University and a B.B. from Western Illinois University and is a certified public accountant.

There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transactions, to which the Company was or is to be a party, in which Mr. Murphy had or is to have a direct or indirect material interest.  There are no family relationships between Mr. Murphy and any of the Company’s directors or executive officers.

In connection with Mr. Murphy’s appointment to Vice President, Corporate Controller, he will be eligible to participate in the Company’s Deferred Executive Compensation Plan, which is available to all of our employees at the vice president level and above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVTEQ CORPORATION

Date: June 11, 2007	By:	/s/ David B. Mullen
David B. Mullen
Executive Vice President and
Chief Financial Officer